Exhibit 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-26115, 33-49553, 333-02023, 33-50069 and 33-62375),
the registration statements on Form S-8 (Nos. 33-57435, 333-13229, 333-06887, 333-20393, and 333-20413) and the registration statements on Form S-4 (Nos. 33-56369 and 333-02711) of Western Resources, Inc. of our report dated January 30, 1998, on our audits of the consolidated financial statements of Kansas City Power & Light Company and Subsidiary as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in Kansas City Power & Light Company and Subsidiary's Form 10-K, an exhibit in this Form 8-K.



Kansas City, Missouri                          /s/PricewaterhouseCoopers LLP
July 13, 1998                                      PricewaterhouseCoopers LLP